Exhibit 99.1

B&G Foods Reports Increases in Net Sales, Net Income and Adjusted EBITDA for Third Quarter 2015

Parsippany, N.J., October 27, 2015—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2015.

Highlights (vs. year-ago quarter where applicable):

•                  Net sales increased 2.1% to $213.3 million

•                  Net income increased from a loss of $4.4 million to a profit of $19.8 million

•                  Adjusted net income* increased 10.5% to $22.7 million

•                  Diluted earnings per share increased from a loss of $0.08 to earnings of $0.34

•                  Adjusted diluted earnings per share* increased 2.6% to $0.39

•                  Adjusted EBITDA* increased 7.4% to $53.1 million

•                  Guidance for full year fiscal 2015 (excluding the impact of the Green Giant acquisition):

•                  Adjusted EBITDA guidance reaffirmed at a range of $199.0 million to $204.0 million

•                  Adjusted diluted earnings per share guidance reaffirmed at a range of $1.44 to $1.50

•                  Net sales guidance revised to a range of $865.0 million to $875.0 million from $875.0 million to $885.0 million

Commenting on the results, Robert C. Cantwell, President and Chief Executive Officer of B&G Foods, stated, “During the quarter, the Company achieved strong growth in adjusted net income of 10.5% and adjusted EBITDA of 7.4%.  Our focus on improving margins continued to show positive results, with our adjusted EBITDA margin increasing 1.2 percentage points to 24.9%.  We expect to continue to see margin improvements in the fourth quarter and to yet again deliver full year company records for net sales and adjusted EBITDA.”  Mr. Cantwell continued, “We expect to close the Green Giant acquisition during the fourth quarter.  Consistent with our acquisition strategy, the acquisition is expected to be immediately accretive to our earnings per share and free cash flow.  And following the completion of the Green Giant acquisition and transition, we are optimistic about future acquisition opportunities in both the shelf stable and frozen categories.”

*           Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales,” “comparable base business net sales,” “EBITDA,” and “adjusted EBITDA,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

Financial Results for the Third Quarter of 2015

Net sales for the third quarter of 2015 increased $4.3 million, or 2.1%, to $213.3 million from $209.0 million for the third quarter of 2014.  Net sales of the Mama Mary’s brand, acquired in July 2015, contributed $8.5 million to the Company’s net sales for the quarter.  Negatively impacting the Company’s net sales for the quarter was a $3.4 million decrease in net sales for Rickland Orchards compared to the third quarter of 2014, a continuation of the weakness that caused the Company to impair the brand’s trademark and customer relationship intangible assets in 2014.

Comparable base business net sales, which excludes the impact of the Mama Mary’s acquisition and the Rickland Orchards shortfall, decreased $0.8 million, or 0.4%, in the third quarter of 2015.  The $0.8 million decrease was attributable to a decrease in unit volume of $4.5 million, partially offset by an increase in net pricing of $3.7 million (due to increases in list prices and reduced promotional activity).

Gross profit for the third quarter of 2015 increased $8.5 million, or 13.5%, to $71.6 million from $63.1 million for the third quarter of 2014.  Gross profit expressed as a percentage of net sales increased to 33.6% in the third quarter of 2015 from 30.2% in the third quarter of 2014.  The 3.4 percentage point increase resulted primarily from price increases and lower delivery costs, partially offset by minor cost increases in commodities and packaging and the negative impact of the Canadian exchange rate on the Company’s net sales to Canada. The increase in gross profit percentage year over year was also favorably impacted by the third quarter 2014 charge to cost of goods sold of approximately $3.0 million relating to a write-off of certain raw material and finished goods inventory used in the production of Rickland Orchards products.

Selling, general and administrative expenses increased $6.1 million, or 29.0%, to $27.3 million for the third quarter of 2015 from $21.2 million for the third quarter of 2014.  This increase was primarily due to increases in acquisition-related expenses of $2.1 million, warehousing expenses of $1.8 million (primarily related to restructuring activity) selling expenses of $0.8 million (including an increase of $0.9 million for salesperson compensation, slightly offset by a decrease in brokerage expenses) and other expenses of $1.5 million (primarily related to compensation).  These increases were slightly offset by a decrease of $0.1 million of consumer marketing expenses.  Expressed as a percentage of net sales, selling, general and administrative expenses increased 2.7 percentage points to 12.8% for the third quarter of 2015 from 10.1% for the third quarter of 2014.

Net interest expense for the third quarter of 2015 decreased $0.3 million, or 2.7%, to $11.3 million from $11.6 million in the third quarter of 2014.  The decrease was primarily attributable to a decrease in the Company’s average debt outstanding.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $19.8 million, or $0.34 per diluted share, for the third quarter of 2015, as compared to reported net loss of $4.4 million, or $0.08 per diluted share, for the third quarter of 2014. The Company’s adjusted net income for the third quarter of 2015, which excludes the after tax impact of acquisition-related expenses and distribution restructuring expenses, was $22.7 million, or $0.39 per adjusted diluted share.  The Company’s adjusted net income for the third quarter of 2014, which excludes the after tax impact of acquisition-related expenses, the non-cash impairment charges to Rickland Orchards intangible assets and the related loss on disposal of inventory, was $20.5 million, or $0.38 per adjusted diluted share.

For the third quarter of 2015, adjusted EBITDA, which excludes the impact of acquisition-related expenses, distribution restructuring expenses, the non-cash impairment charges to Rickland Orchards intangible assets and the related loss on disposal of inventory, increased 7.4% to $53.1 million from $49.5 million for the third quarter of 2014.

Financial Results for the First Three Quarters of 2015

Net sales for the first three quarters of 2015 increased $14.1 million, or 2.3%, to $624.1 million from $610.0 million for the first three quarters of 2014.  Net sales of the Mama Mary’s brand, which the Company acquired in July 2015, contributed $8.5 million to the overall increase. Net sales of Specialty Brands, acquired in April 2014, contributed $23.1 million to the overall increase. Net sales were negatively impacted by the Rickland Orchards brand, whose net sales decreased by $17.1 million compared to the first three quarters of 2014, a continuation of the weakness that caused the Company to impair the brand’s trademark and customer relationship intangible assets in 2014.

Net sales of Ortega products increased $6.0 million, or 5.7%.  The increase was attributable to an increase in net pricing of $3.7 million and an increase in unit volume due in part to customers restocking inventory of products affected by the Ortega and Las Palmas recall announced in November 2014, partially offset by $1.2 million of customer refunds relating to the recall.  Excluding the customer refunds relating to the recall, net sales of Ortega products increased $7.2 million, or 6.9%.

Comparable base business net sales, which excludes the impact of acquisitions, the Rickland Orchards shortfall and the Ortega and Las Palmas recall, increased $0.8 million, or 0.1%, for the first three quarters of 2015.  The $0.8 million increase was attributable to an increase in net pricing of $11.2 million (due to increases in list prices and reduced promotional activity), offset by a decrease in unit volume of $10.4 million.

Gross profit for the first three quarters of 2015 increased $10.2 million, or 5.4%, to $201.0 million from $190.8 million for the first three quarters of 2014.  Gross profit expressed as a percentage of net sales increased to 32.2% in the first three quarters of 2015 from 31.3% in the first three quarters of 2014.  The 0.9 percentage point increase resulted primarily from price increases and lower delivery costs, partially offset by minor cost increases in commodities and packaging and the negative impact of the Canadian exchange rate on the Company’s net sales to Canada. The increase in gross profit percentage year over year was also favorably impacted by the third quarter 2014 charge to cost of goods sold of approximately $3.0 million relating to a write-off of certain raw material and finished goods inventory used in the production of Rickland Orchards products.

Selling, general and administrative expenses increased $0.3 million, or 0.4%, to $69.4 million for the first three quarters of 2015 from $69.1 million for the first three quarters of 2014.  The increase was primarily due to increases in warehousing expenses of $3.2 million, selling expenses of $0.9 million (including an increase of $1.9 million for salesperson compensation, partially offset by a decrease in brokerage expenses of $1.2 million) and other expenses of $2.9 million (primarily related to compensation), partially offset by decreases in consumer marketing of $3.5 million (primarily related to a reduction in demo spending) and acquisition-related expenses of $3.2 million.  Expressed as a percentage of net sales, selling, general and administrative expenses decreased 0.2 percentage points to 11.1% for the first three quarters of 2015 from 11.3% for the first three quarters of 2014.

Net interest expense for the first three quarters of 2015 decreased $0.6 million, or 1.9%, to $33.9 million from $34.5 million in the first three quarters of 2014.  The decrease was primarily attributable to a decrease in the Company’s average debt outstanding.

The Company’s reported net income under GAAP was $58.1 million, or $1.03 per diluted share, for the first three quarters of 2015, as compared to $29.5 million, or $0.55 per diluted share, for the first three quarters of 2014. The Company’s adjusted net income for the first three quarters of 2015, which excludes the after-tax impact of refinancing charges, acquisition-related expenses, distribution restructuring expenses, the non-cash impairment charges to Rickland Orchards intangible assets and the related loss on disposal of inventory, the loss on product recall and a non-cash gain relating to the Rickland Orchards earn-out was $62.2 million, or $1.11 per adjusted diluted share. The Company’s adjusted net income for the first three quarters of 2014, which excludes the after tax impact of refinancing charges, acquisition-

related expenses, the non-cash impairment charges to Rickland Orchards intangible assets and the related loss on disposal of inventory, and a non-cash gain relating to the Rickland Orchards earn-out, was $56.3 million, or $1.05 per adjusted diluted share.

For the first three quarters of 2015, adjusted EBITDA, which excludes the impact of refinancing charges, acquisition-related expenses, distribution restructuring expenses, the non-cash impairment charges to Rickland Orchards intangible assets and the related loss on disposal of inventory, the loss on product recall and a non-cash gain relating to the Rickland Orchards earn-out, increased 5.9% to $150.4 million from $142.0 million for the first three quarters of 2014.

Guidance

B&G Foods reaffirmed adjusted EBITDA guidance for fiscal 2015 at a range of $199.0 million to $204.0 million and updated net sales guidance to a range of $865.0 million to $875.0 million.  B&G Foods also reaffirmed its adjusted diluted earnings per share guidance for fiscal 2015 at a range of $1.44 to $1.50.  This guidance excludes the impact of the Green Giant acquisition, expected to close during the fourth quarter.

Agreement to Acquire Green Giant

On September 3, 2015, B&G Foods announced an agreement to acquire the iconic Green Giant® and Le Sueur® brands, leaders in frozen and canned vegetables, from General Mills for approximately $765 million in cash plus an inventory adjustment at closing.  Subject to the satisfaction of customary closing conditions, B&G Foods expects the acquisition to close during the fourth quarter of 2015.

B&G Foods projects that the Green Giant and Le Sueur brands will generate on an annualized basis net sales of approximately $550 million, adjusted EBITDA of approximately $95 million to $100 million and earnings per share of $0.60.  Because the acquisition will be structured as an asset purchase, B&G Foods expects to realize approximately $137 million in tax benefits on a net present value basis.

B&G Foods intends to fund the purchase price, the closing inventory adjustment, initial working capital requirements and related fees and expenses with additional revolving loans and new incremental terms loans under its existing credit facility.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, October 27, 2015.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 710-4007 for U.S. callers or (913) 312-0936 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 366301. The replay will be available from October 27, 2015 through November 10, 2015.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods), “comparable base business net sales” (base business net sales, excluding the Rickland Orchards shortfall and the impact of the Ortega and Las Palmas recall), “EBITDA” (net income (loss) before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt); and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses); intangible asset impairment charges and related asset write-offs; gains or losses related to changes in the fair value of contingent liabilities from earn-outs; loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales; and distribution restructuring expenses) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” and “comparable base business net sales,” which are calculated as reported net income (loss), reported diluted earnings (loss) per share and reported net sales adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income (loss), diluted earnings (loss) per share and net sales to eliminate the items identified above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income (loss) and to net cash provided by operating activities is included below for the third quarter and first three quarters of fiscal 2015 and 2014, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share, base business net sales and comparable base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, MacDonald’s, Mama Mary’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s. B&G Foods also sells and distributes Static Guard, a household product brand.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ adjusted EBITDA, adjusted diluted earnings per share, net sales, and overall expectations for fiscal 2015; and the planned acquisition of the Green Giant and Le Sueur brands and the timing and financing thereof; the expected impact of the planned acquisition, including without limitation, the expected impact on B&G Foods’ earnings per share, net sales, adjusted EBITDA and free cash flow, and the expected tax benefits of the acquisition. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	October 3, 2015	January 3, 2015
Assets

Current assets:
Cash and cash equivalents	$45,943	$1,490
Trade accounts receivable, net	63,419	55,925
Inventories	133,209	106,557
Prepaid expenses and other current assets	9,389	14,830
Income tax receivable	3,057	14,442
Deferred income taxes	3,185	3,275
Total current assets	258,202	196,519

Property, plant and equipment, net of accumulated depreciation of $141,465 and $129,253	118,311	116,197
Goodwill	388,044	370,424
Other intangibles, net	982,622	947,895
Other assets	15,888	18,318
Total assets	$1,763,067	$1,649,353

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$34,163	$38,052
Accrued expenses	27,066	17,644
Current portion of long-term debt	24,375	18,750
Dividends payable	20,292	18,246
Total current liabilities	105,896	92,692

Long-term debt	954,491	1,007,107
Other liabilities	5,339	7,352
Deferred income taxes	230,638	204,207
Total liabilities	1,296,364	1,311,358
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 57,976,744 and 53,663,697 shares issued and outstanding as of October 3, 2015 and January 3, 2015, respectively	580	537
Additional paid-in capital	180,726	110,349
Accumulated other comprehensive loss	(10,876)	(11,034)
Retained earnings	296,273	238,143
Total stockholders’ equity	466,703	337,995
Total liabilities and stockholders’ equity	$1,763,067	$1,649,353

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014

Net sales	$213,300	$208,998	$624,067	$610,027
Cost of goods sold	141,704	145,936	423,066	419,269
Gross profit	71,596	63,062	201,001	190,758

Operating expenses:
Selling, general and administrative expenses	27,307	21,173	69,352	69,065
Amortization expense	2,726	3,391	8,072	9,986
Impairment of intangible assets	—	34,154	—	34,154
Gain on change in fair value of contingent consideration	—	—	—	(8,206)
Operating income	41,563	4,344	123,577	85,759

Other expenses:
Interest expense, net	11,272	11,587	33,873	34,532
Loss on extinguishment of debt	—	—	—	5,748
Income (loss) before income tax expense (benefit)	30,291	(7,243)	89,704	45,479
Income tax expense (benefit)	10,476	(2,830)	31,574	15,977
Net income (loss)	$19,815	$(4,413)	$58,130	$29,502

Weighted average shares outstanding:
Basic	57,977	53,664	56,121	53,656
Diluted	58,057	53,664	56,180	53,730

Basic earnings (loss) per share	$0.34	$(0.08)	$1.04	$0.55
Diluted earnings (loss) per share	$0.34	$(0.08)	$1.03	$0.55

Cash dividends declared per share	$0.35	$0.34	$1.03	$1.02

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss) and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014

Net income (loss)	$19,815	$(4,413)	$58,130	$29,502
Income tax expense (benefit)	10,476	(2,830)	31,574	15,977
Interest expense, net	11,272	11,587	33,873	34,532
Depreciation and amortization	7,136	6,838	20,512	20,783
Loss on extinguishment of debt	—	—	—	5,748
EBITDA(1)	48,699	11,182	144,089	106,542
Acquisition-related expenses	3,239	1,141	3,301	6,524
Impairment of intangible assets	—	34,154	—	34,154
Loss on disposal of inventory	—	2,978	—	2,978
Loss on product recall	—	—	1,868	—
Distribution restructuring expenses	1,172	—	1,172	—
Gain on change in fair value of contingent consideration	—	—	—	(8,206)
Adjusted EBITDA(1)	53,110	49,455	150,430	141,992
Income tax (expense) benefit	(10,476)	2,830	(31,574)	(15,977)
Interest expense, net	(11,272)	(11,587)	(33,873)	(34,532)
Acquisition-related expenses	(3,239)	(1,141)	(3,301)	(6,524)
Loss on product recall	—	—	(1,868)	—
Distribution restructuring expenses	(1,172)	—	(1,172)	—
Deferred income taxes	4,405	(3,511)	13,638	5,083
Amortization of deferred financing costs and bond discount	875	879	2,631	2,907
Share-based compensation expense	1,187	386	3,704	2,128
Excess tax benefits from share-based compensation	—	27	(518)	(2,356)
Acquisition-related contingent consideration expense, including interest accretion	—	—	—	432
Changes in assets and liabilities	(4,283)	(12,790)	(11,400)	(32,464)
Net cash provided by operating activities	$29,135	$24,548	$86,697	$60,689

(1)         EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows.  We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses); intangible asset impairment charges and related asset write-offs; gains or losses related to changes in the fair value of contingent liabilities from earn-outs; loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales; and distribution restructuring expenses.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related expenses, gains and losses, non-cash intangible asset impairment charges and related asset write-offs, gains or losses related to changes in the fair value of contingent liabilities from earn-outs, loss on product recalls and distribution restructuring expenses because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to operating income or net income (loss) or any other GAAP measure as an indicator of operating performance.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related expenses, gains and losses and income taxes, intangible asset impairment charges and related asset write-offs, gains or losses related to changes in the fair value of contingent liabilities from earn-outs, loss on product recalls and distribution restructuring expenses.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014
Reported net income (loss)	$19,815	$(4,413)	$58,130	$29,502
Loss on extinguishment of debt, net of tax(1)	—	—	—	3,742
Acquisition-related expenses, net of tax	2,089	743	2,129	4,247
Distribution restructuring expenses, net of tax(2)	756	—	756	—
Impairment of intangible assets, net of tax(3)	—	22,234	—	22,234
Loss on disposal of inventory, net of tax(3)	—	1,939	—	1,939
Loss on product recall, net of tax(4)	—	—	1,205	—
Gain on contingent consideration, net of tax(3)	—	—	—	(5,342)
Adjusted net income	$22,660	$20,503	$62,220	$56,322
Adjusted diluted earnings per share(5)	$0.39	$0.38	$1.11	$1.05

(1)         Loss on extinguishment of debt for the first three quarters of 2014 includes costs relating to the termination of our prior credit agreement, which included the repayment of $121.9 million aggregate principal amount of tranche A term loans and $215.0 million aggregate principal amount of revolving loans, and the write-off of deferred debt financing costs and unamortized discount of $5.4 million and $0.3 million, respectively.

(2)         Distribution restructuring expenses for the third quarter and first three quarters of 2015 includes expenses relating to our transitioning of the operations of our three primary distribution centers to a third party logistics provider.  We expect this transition and the incurrence of related distribution restructuring expenses to be completed during the first half of 2016.

(3)         On October 7, 2013, we completed the Rickland Orchards acquisition for a base purchase price of $57.5 million, of which $37.4 million was paid in cash and approximately $20.1 million was paid in shares of B&G Foods common stock.  The purchase agreement also provided that the purchase price could be increased by contingent earn-out consideration of up to $15.0 million in the aggregate based upon the achievement of revenue growth targets during fiscal 2014, 2015 and 2016 meant to achieve operating results in excess of base purchase price acquisition model assumptions.

As of the date of acquisition we estimated the original fair value of the contingent consideration to be approximately $7.6 million.  During the remainder of fiscal 2013 and the first two quarters of 2014, we recorded interest accretion expense on the contingent consideration liability of $0.2 million and $0.4 million, respectively.  At June 28, 2014, we remeasured the fair value of the contingent consideration using actual operating results through June 28, 2014 and revised forecasted operating results for Rickland Orchards for the remainder of fiscal 2014, 2015 and 2016.  As a result of lower than expected net sales results for Rickland Orchards, and the unlikelihood of Rickland Orchards achieving the revenue growth targets, the fair value of the contingent consideration was reduced to zero, resulting in a non-cash gain of $8.2 million that is included in gain on change in fair value of contingent consideration in the consolidated statements of operations for fiscal 2014.

Based on the results of an interim impairment analysis performed at September 27, 2014, we recorded non-cash impairment charges to amortizable trademarks and customer relationship intangibles of Rickland Orchards of $26.9 million and $7.3 million, respectively, which are recorded in Impairment of Intangible Assets in the consolidated statement of operations for fiscal 2014.  As of January 3, 2015, the remaining balances of the Rickland Orchards amortizable trademark and customer relationship intangibles were $5.3 million and $1.1 million, respectively. If operating results for the Rickland Orchards brand continue to deteriorate at rates in excess of our current projections, we may be required to record an additional non-

cash charge for the impairment of long-lived intangibles relating to Rickland Orchards, and these non-cash charges would be material.

In connection with the impairment of the Rickland Orchards intangibles, we also recorded a charge to cost of goods sold of approximately $1.5 million and $4.5 million during the fourth quarter and full-year 2014, respectively, relating to the write-off of certain raw material and finished goods inventory used in the production of Rickland Orchards products.

(4)         On November 14, 2014, we announced a voluntary recall for certain Ortega and Las Palmas products after learning that one or more of the spice ingredients purchased from a third party supplier contained peanuts and almonds, allergens that are not declared on the products’ ingredient statements.  The cost impact of this recall during the first three quarters of 2015, was $1.9 million, of which $1.2 million was recorded as a decrease in net sales related to customer refunds; $0.5 million was recorded as an increase in cost of goods sold primarily related to costs associated with product retrieval, destruction charges and customer fees; and $0.2 million was recorded as an increase in selling, general, and administrative expenses related to administrative costs.  The charges we recorded are based upon costs incurred to date and management’s estimates of costs that have yet to be incurred.  As of October 3, 2015, accounts receivables in our unaudited consolidated balance sheet includes a $0.3 million reserve relating to the recall.

(5)         For the third quarter of 2015, 551,330 shares of common stock issuable upon the exercise of stock options have not been included in the calculation of diluted weighted average shares outstanding because the effect would be antidilutive.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Base Business Net Sales and
Comparable Base Business Net Sales to Reported Net Sales

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014
Reported net sales	$213,300	$208,998	$624,067	$610,027
Net sales from acquisitions(1)	(8,492)	—	(31,545)	—
Base business net sales	204,808	208,998	592,522	610,027
Net sales of Rickland Orchards(2)	(1,057)	(4,461)	(3,172)	(20,250)
Customer refunds related to recall(3)	—	—	1,225	—
Comparable base business net sales	$203,751	$204,537	$590,575	$589,777

(1)         Reflects net sales for Mama Mary’s and Specialty Brands for the portion of the third quarter and first three quarters of 2015 for which there is no comparable period of net sales during the same period in 2014. Mama Mary’s was acquired in July 2015 and Specialty Brands was acquired in April 2014.

(2)         Net sales were negatively impacted by the Rickland Orchards shortfall in the third quarter and first three quarters of 2015, a continuation of the weakness that caused the Company to impair the brand’s trademark and customer relationship intangible assets in 2014.

(3)         Reflects customer refunds relating to the Ortega and Las Palmas recall announced in November 2014.